Exhibit No. 10.1

Second Amendment

To the

Peoples Bancorp Inc.

2006 Equity Plan

WHEREAS, the Board of Directors of Peoples Bancorp Inc., an Ohio corporation (the “Corporation”), adopted the 2006 Equity Plan (the “Plan”) on February 9, 2006;

WHEREAS, the shareholders of the Corporation approved the Plan on April 13, 2006;

WHEREAS, pursuant to the terms of the Plan, the Board of Directors of the Corporation amended Section 12.1 of the Plan on June 8, 2006; and

WHEREAS, pursuant to Section 12.2(c) of the Plan, the Board of Directors of the Corporation has the right in its sole discretion to amend the Plan to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE BE IT RESOLVED, the Board of Directors of the Corporation hereby amends the Plan, effective as of February 8, 2007, by deleting Section 5.7(b) in its entirety and by substituting therefor the following:

“(b) A SAR shall represent the right to receive payment of an amount equal to (i) the amount by which the Fair Market Value of one share of Company Stock on the date of exercise of the SAR exceeds the Exercise Price multiplied by (ii) the number of shares covered by the SAR. Payment of the amount to which a Participant is entitled upon the exercise of a SAR shall be made in cash, Company Stock, or partly in cash and partly in Company Stock at the discretion of the Committee. The shares shall be valued at their Fair Market Value on the date of exercise.”

FURTHER RESOLVED, that any one or more of the officers of the Company be, and each of them, acting singly, hereby is, authorized, empowered and directed, for, on behalf of and in the name of the Company, to do and perform, or cause to be done and performed, any and all such acts and things and to prepare, execute, deliver and/or file, or cause to be prepared, executed, delivered, and/or filed, any and all such agreements, documents, instruments and certificates as, with the advise of counsel to the Company, any such officer shall deem necessary, advisable or appropriate in order to effectuate and carry out fully the purpose and intent of the foregoing resolution; and the execution by any such officer of any such agreement, document, instrument or certificate or the doing by any such officer of any act in connection with the foregoing shall conclusively evidence the exercise by such officer of the discretionary authority herein conferred.

IN WITNESS WHEREOF, this Second Amendment is adopted this 8th day of February 2007.

PEOPLES BANCORP INC.

By: /s/ Carol A. Schneeberger

Print Name: Carol A. Schneeberger

Title: Executive Vice President, Operations